Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Clarity Visual Systems, Inc.:

We consent to the use of our report, dated July 13, 2006, with respect to the consolidated balance sheet of Clarity Visual Systems, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/    KPMG LLP

Portland, Oregon

August 17, 2006